ProGames Network To Merge with Winning Edge International, Inc.

Winning Edge Shareholders to Receive $10 Million Preferred Stock Dividend; MobilePro Corp. to become largest shareholder in Winning Edge

LAS VEGAS, Nev., MIAMI, Fla. and BETHESDA, Md. -- March 7, 2007 -- ProGames Network, a subsidiary of broadband telecommunications services company MobilePro Corp. (OTC Bulletin Board: MOBL), announced today that it has signed a definitive merger agreement with Winning Edge International, Inc. (OTC Bulletin Board: WNED). ProGames shareholders are slated to own over 80% of the common shares of Winning Edge at the closing. Winning Edge shareholders will receive a $10 million stated value preferred stock dividend and remain common stockholders in Winning Edge. The merger agreement is described in its entirety in Winning Edge’s Form 8-K, which will be filed later today.  The transaction is subject to a number of closing conditions which are set forth in the merger agreement.

Martin Gray, CEO and president of ProGames, will serve as CEO of the combined entity while Chairman of MobilePro Corp., Jay Wright, will serve as chairman of the newly combined public company. Wayne Allyn Root, founder & chairman of Winning Edge International, will serve as vice chairman of the combined entity. Root will continue to serve as CEO and president of the Winning Edge subsidiary.

Root said, “ProGames has a creative plan for diversifying our unique business model and a valuable audience of high-income young males entering into the burgeoning online cell phone and PDA games industry. ProGames has demonstrated the infrastructure and capital raising capabilities necessary to execute this plan. Both Jay and Martin have proven skills building companies.  Jay has led MobilePro from $0 revenue to nearly $100 million in revenues and expanded the company’s market capitalization.  Martin led the roll out of the first fully interactive and legal gaming network in the U.S., called TVG, before it was sold to Newscorp, which ultimately sold it to Gemstar for over $1 billion.

“I believe that this management team has the skills to turn Winning Edge International into a global market leader,” Root added. “Recognizing how undervalued we believe Winning Edge International stock is today, our board is pleased that our current shareholders will receive a $10 million preferred stock dividend, providing them a significant opportunity for upside appreciation.”

Gray said, “ProGames Network, a gaming lifestyle site, is quickly expanding its online offerings and in the last two months alone has partnered with nine gaming companies. I believe that Wayne Allyn Root and the Winning Edge customer base are the perfect complement in executing our plan, providing significant synergies and cross-marketing opportunities.  We believe that the Winning Edge database and media properties are ideal for ProGames’ game plan and product launch in the mobile and online games arena.  Likewise, ProGames provides Winning Edge with new cellular and interactive distribution channels for their handicapping products and services. We now look forward to building our company together.”

Wright said, “We are happy to see the impending combination of ProGames and Winning Edge. In my view, this strategic merger has the potential to create sizable shareholder value through the utilization of Winning Edge's proprietary database and lead generation, coupled with Wayne’s dynamic TV presence, name recognition and media talents and Marty's e-commerce experience and contacts.  As the soon-to-be largest shareholder of Winning Edge, MobilePro is excited about this marriage.”

About Winning Edge International, Inc.

America's only publicly traded sports handicapping company, Winning Edge International, Inc., specializes in developing and marketing sports handicapping advice and information via television (Wayne Allyn Root's WinningEDGE™), radio and Web-based content related to sports and gaming at (www.WinningEDGE.com) and (www.ewinners.com). The company produces high-quality sports and gaming entertainment programming and sells advertising and sponsorship opportunities on its TV and radio properties, as well as marketing opportunities to an exclusive database of more than one million predominately male sports and gaming fans.

About ProGames Network

ProGames Network, http://www.progamesnetwork.com, is a subsidiary of MobilePro Corp. The site is positioned to serve as a unique community-driven channel for online gamers with content, news, original games, social networking and special connectivity for online gamers.

About MobilePro Corp.

MobilePro Corp., based in Bethesda, Md., is one of North America’s leading wireless broadband companies. The company serves more than 240,000 total customer lines throughout the United States, primarily through its CloseCall America, AFN and Kite Network subsidiaries. For more information about MobilePro, visit http://www.mobileprocorp.com.

An investment profile about MobilePro Corp. may be found online at http://www.hawkassociates.com/moblprofile.aspx.

For investor relations information regarding MobilePro, contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com. An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/email.aspx.

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See Mobilepro’s Form 10-KSB for the fiscal year ended March 31, 2006 and its Forms 10-Q for the fiscal quarters ended June 30, 2006 and Sept. 30, 2006 for a discussion of such risks, uncertainties and other factors and Winning Edge’s comparable SEC filings available at www.sec.gov. We also encourage shareholders of Winning Edge to carefully review the Form 8-K to be filed later today and the Form 14C when it is filed with the SEC later this month for full information on this proposed transaction.  These forward-looking statements are based on management’s expectations as of the date hereof, and neither company undertakes the responsibility to update any of these statements in the future.

Endnotes

News Release:

FOR IMMEDIATE RELEASE

Investor Relations Information:

Hawk Associates Inc.

Frank N. Hawkins, Jr. or Julie Marshall

Phone: (305) 451-1888

E-mail: info@hawkassociates.com

MobilePro Corp

6701 Democracy Blvd.

Suite 202

Bethesda, MD 20817

http://www.mobileprocorp.com

ProGames Network

6901 SW 63rd Ct.

South Miami, FL 33143

http://www.progamesnetwork.com

MOBL